EXHIBIT 10.1

NEITHER THIS CONVERTIBLE NOTE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION (TOGETHER, THE “SECURITIES LAWS”) AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ENCUMBERED IN THE ABSENCE OF COMPLIANCE WITH SUCH SECURITIES LAWS AND UNTIL THE ISSUER THEREOF SHALL HAVE RECEIVED AN OPINION FROM COUNSEL REASONABLY ACCEPTABLE TO IT THAT THE PROPOSED DISPOSITION WILL NOT VIOLATE ANY APPLICABLE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE
$1,000,000	August 22, 2008

FOR VALUE RECEIVED, Wits Basin Precious Minerals Inc., a corporation organized and existing under the laws of the State of Minnesota (“Issuer”), hereby unconditionally promises to pay to the order of London Mining Plc, a corporation formed under the laws of England and Wales, or its successors and assigns (the “Holder”) on or before the Maturity Date the principal sum of up to One Million U.S. Dollars ($1,000,000) or such lesser amount actually advanced to Issuer by Holder in its sole and absolute discretion (such amount actually advanced referred to herein as the “Principal”), together with accrued and unpaid interest thereon, as provided herein, from the date hereof until fully paid (the “Indebtedness”). The “Maturity Date” as defined herein shall be the earlier to occur of (i) the closing of the acquisition of Nanjing Sudan Mining Co Ltd, Maanshan Zhaoyuan Mining Co Ltd and Maanshan Xiaonanshan Mining Co Ltd by an entity in which the Issuer or any of its affiliates has any direct or indirect interest and (ii) August 22, 2009. Issuer shall use any Principal advanced hereunder for the purposes set forth in the Letter of Intent by and between Issuer and Holder dated August 18, 2008 (the “Letter of Intent”) unless otherwise authorized by Holder.

Issuer shall be advanced by Holder $500,000 under this Note upon the date of this Note. Issuer shall by not less than 10 Business Days' prior written notice to Holder be entitled to a further advance of up to $500,000 under this Note once (a) the initial $500,000 advance has been spent on due diligence as contemplated and permitted by the Letter of Intent and (b) Issuer has provided evidence to Holder of such fact to its reasonable satisfaction.

This Note constitutes a direct and unsecured obligation of Issuer ranking at least pari passu with all other present and future unsecured and unsubordinated obligations of Issuer.

1. Payment of Principal and Interest. Subject to acceleration or earlier conversion or payment as provided for elsewhere in this Note, the principal balance of this Note, and any accrued and unpaid interest thereon, shall be due and payable on the Maturity Date at such place as the Holder shall designate to Issuer in writing. Issuer shall make all payments payable in cash under this Note in lawful money of the United States. All payments paid by Issuer to Holder under this Note shall be applied in the following order of priority: (a) to amounts, other than principal and interest, due to Holder pursuant to this Note; (b) to accrued but unpaid interest on this Note; and (c) to the unpaid principal balance of this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Minnesota; and

2. Calculation of Interest. Interest shall accrue on the Principal outstanding under this Note at the rate of eight percent (8%) (the “Interest Rate”) per annum. Interest shall be calculated on a basis of a 365 day year, commencing as of the date hereof.

3. Prepayment. This Note may be prepaid in cash or other immediately available funds, in whole or in part, by Issuer at any time and from time to time on giving not less than 10 days prior notice to Holder, without premium or penalty. If prior to the expiry of the prepayment notice to Holder, Holder serves a Notice of Conversion as contemplated by Section 5.2 hereof in respect of any part of this Note, no prepayment of such part of this Note shall be permitted and such Notice of Conversion shall prevail. At Holder’s option, any payments on this Note shall be applied first to pay Holder for all costs of collection of any kind, including reasonable attorneys’ fees and expenses, next to the payment of interest accrued through the date of payment, and thereafter to the payment of Principal.

4. Waiver. Payment of Principal and interest due under this Note shall be made without presentment or demand and without set-off or deduction. The Issuer and all others at any time liable directly or indirectly (including, without limitation, the Issuer, any co-makers, endorsers, sureties and guarantors, all of which are referred to herein as “Parties”), severally waive presentment, demand and protest, notice of protest, demand, and dishonor, and nonpayment of this Note, and all diligence in collection and agree to pay all costs of collection when incurred, including reasonable attorneys’ fees, and to perform and comply with each of the covenants, conditions, provisions, and agreements of the Issuer contained in this Note.

All payments in respect of this Note shall be made free and clear of, and without withholding or deduction for, any present or future taxes, duties, assessments or charges of whatever nature imposed, levied, collected, withheld or assessed by any taxation authority unless such withholding or deduction is required by law. In the event that any such withholding or deduction is required by law to be made, Issuer shall pay such additional amounts as will result in the receipt by Holder of such amounts as would have been received by it if no such withholding or deduction had been required.

5. Conversion.

5.1. Conversion. At any time while any portion of the Indebtedness under this Note is outstanding, the Holder shall have the right, at the Holder’s option, to convert all or any portion of the unpaid Principal and accrued interest under this Note (the “Conversion Amount”) into the number of shares of Issuer’s common stock (the “Common Stock”) computed by dividing the Conversion Amount by a conversion price of US$0.20 per share (the “Conversion Price”). The Conversion Price is subject to adjustment from time to time pursuant to Section 6 hereof.

5.2 Effect and Procedure of Conversion. A conversion shall occur pursuant to the terms of this Note by Holder’s delivery to Issuer, at 900 IDS Center, 80 South 8th Street, Minneapolis, MN 55402-8773, a notice of conversion identifying the amount of the conversion (a “Notice of Conversion”) (by facsimile or other reasonable means of communication) prior to 5:00 p.m. local time in Minneapolis, Minnesota. The date on which Issuer issues to Holder shares of Common Stock pursuant to a Notice of Conversion shall constitute the Conversion Date in respect of such part of this Note so converted. Holder shall not be required to physically surrender this Note to Issuer unless the entire unpaid Principal amount of this Note, together with all accrued and unpaid interest, is so converted or otherwise paid in full. The Holder and Issuer shall maintain records showing the Principal and accrued and unpaid interest under the Note so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and Issuer, so as not to require physical surrender of this Note upon each such partial conversion.

Upon receipt of any Notice of Conversion, Issuer shall, within ten (10) Business Days, issue and deliver to such Holder at the address designated by such Holder a certificate or certificates for the number of shares of Common Stock the Holder shall be entitled to upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to Issuer). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. Upon conversion of all or a portion of this Note, Issuer will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the Principal and accrued interest being converted, including without limitation the obligation to pay such portion of the Principal and accrued interest.

5.3No Fractional Shares. No fractional shares shall be issued upon any conversion of this Note. In lieu of any fractional share of Common Stock to which Holder would otherwise be entitled, an amount in cash equal to such fraction multiplied by the fair market value of a share of Common Stock, such fair market value to be determined as follows (as applicable): (a) if the Common Stock is traded or quoted on an exchange or the OTC Bulletin Board, then the average closing or last sale prices, respectively, reported for the date of conversion; (b) if the Common Stock is traded in the over-the-counter market, then the average of the closing bid and asked prices reported on the date of conversion; or (c) if the Common Stock is not publicly traded, then fair market value of such stock will be determined by Issuer’s board of directors, acting in good faith utilizing customary business valuation criteria and methodologies (without discount for lack of marketability or minority interest).

5.4Listing. If the Common Stock of Issuer is traded or quoted on any exchange or market at the date of issue of shares of Common Stock following the receipt of a Notice of Conversion, Issuer shall use best endeavours to procure that any shares of Common Stock issued on conversion of any part of this Note are also so traded or listed.

5.5Issuer's Undertaking. Shares of Common Stock issued upon conversion of any part of this Note shall rank in full for all dividends and distributions paid on or after the date of the relevant Notice of Conversion and shall be issued free from all liens, charges, encumbrances and third party claims. Issuer shall, for so long as this Note remains outstanding, ensure that it has sufficient authorities and unissued shares of Common Stock to enable it to meet any of its obligations hereunder.

6. Conversion Price Adjustments.

6.1 Adjustment for Stock Splits or Combinations. In the event of: (a) the payment of dividends on any of Issuer’s capital stock payable in Common Stock or securities convertible into or exercisable for Common Stock; (b) the payment in cash or other assets of any exceptional dividend; (c) the subdivision of Issuer’s outstanding shares of Common Stock into a greater number of shares; (d) the combination of Issuer’s outstanding shares of Common Stock, by reclassification or otherwise; (e) any reductions of Issuer's shares of Common Stock; or (f) other than Excepted Issuances (as defined herein), the issue of shares of Common Stock at less than fair market value, in each case at any time prior to the Conversion Date; then the Conversion Price shall be adjusted either in such manner as Issuer and Holder agree in writing is appropriate or, failing agreement, in such manner as Issuer's auditors shall certify is appropriate. If Issuer's auditors refuse to so certify, Issuer and Holder shall refer the matter to an independent accountant agreed by them (or, in the absence of agreement within 10 Business Days, as nominated by the President of Chartered Accountants in England and Wales on the application of either party). The costs of Issuer's auditors or the independent accountants in making any determination under this Section 6.1 shall be borne by Issuer. For the purposes of this section 6.1, an adjustment to the Conversion Price shall be "appropriate" if, as a consequence of the adjustment, Holder enjoys the same economic effect on the conversion of this Note (or any part of it) as if the relevant event had not occurred or arisen. For purposes of this Section 6.1, “Excepted Issuances” shall mean any of the following: (A) issuances of shares of Common Stock or options to employees, officers or directors of Issuer if such grants are duly approved by a majority of the non-employee members of the Board of Directors of Issuer or a majority of the members of a committee of non-employee directors established for such purpose as part of the remuneration incentive package for the relevant employee, director or officer; (B) issuances of securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Note, or (C) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of Issuer as determined in good faith by the Board of Directors of Issuer.

6.2 Effect of Reorganization, Reclassification, Merger, Etc. If at any time Issuer: (a) reorganizes its capital stock (other than by the issuance of shares of Common Stock in subdivision of outstanding shares of Common Stock, and other than by a share combination, as provided for in Section 6.1); (b) consolidates or merges with another corporation, or sells, conveys, leases or otherwise transfers all or substantially all of its property to any other corporation or entity, which transaction is effected in a manner such that the holders of Common Stock shall be entitled to receive cash, stock, securities, ownership interest, or assets with respect to or in exchange for Common Stock; or (c) pays a dividend or makes any other distribution upon any class of its capital stock, which dividend or distribution is payable in Issuer securities or other Issuer property (other than cash); then, as a part of such transaction, lawful provision shall be made so that Holder shall have the right thereafter to receive, upon conversion of this Note, the number of shares of stock, ownership interests, or other securities or property of the Issuer or of the successor corporation or entity resulting from such transaction, or of the corporation or entity to which the Issuer property has been sold, conveyed, leased or otherwise transferred, as the case may be, which Holder would have been entitled to receive upon transaction if this Note had been converted immediately prior thereto. In any such case, appropriate adjustments (as determined by the Issuer’s board of directors) shall be made in the application of the provisions set forth in this Note (including an adjustment to the Conversion Price) so that the provisions set forth herein shall thereafter be applicable, as near as reasonably may be, in relation to any shares, ownership interests, or other property thereafter deliverable upon the conversion of this Note as if the Note had been converted immediately prior to such transaction and Holder had carried out the terms of the exchange as provided for by such transaction.

7. Events of Default. Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Note: (a) Issuer fails to timely pay as and when due any monetary obligation under this Note in accordance with the terms hereof or is in default for a continuous period of 30 days in the performance or observance of any other material provision of this Note; (b) Issuer’s assignment for the benefit of creditors, or filing of a petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; (c) Issuer’s application for, or voluntary permission of, the appointment of a receiver of trustee for any or all Company property; (d) any action or proceeding described in the foregoing paragraphs (b) or (c) is commenced against Issuer; (e) Issuer’s dissolution or liquidation; or (f) Issuer’s becoming insolvent or otherwise unable to pay its debts.

Issuer shall forthwith notify Holder of the happening of any Event of Default promptly after becoming aware of the same.

8. Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default (a) all Indebtedness and all other amounts due and owing under this Note shall (at the option of Holder) immediately become due and payable without demand and without notice to Issuer, (b) Holder shall have all rights and remedies available to it under any applicable law or as otherwise provided at law or in equity; and (c) Issuer shall pay to Holder, in addition to the sums stated above, the costs of collection, regardless of whether litigation is commenced, including reasonable attorneys’ fees.

Holder may employ an attorney to enforce its rights and remedies hereunder and Issuer hereby agrees to pay Holder’s reasonable attorneys’ fees and other reasonable expenses, including reasonable expenses relating to any assistance provided by Holder to Issuer in resolving such defaults and amounts incurred by Holder in exercising any of Holder’s rights and remedies upon an Event of Default. Holder shall have all other rights and remedies not inconsistent herewith as provided under the Uniform Commercial Code as in effect in the State of Minnesota, or otherwise by law, or in equity. No exercise by Holder of one right or remedy shall be deemed an election, and no waiver by Holder of any Event of Default shall be deemed a continuing waiver. No delay by Holder shall constitute a waiver, election, or acquiescence by it.

9. Governing Law. This Note shall be governed by the laws of the State of Minnesota without giving effect to any choice of law rules thereof.

10. Transfer of Note. Issuer shall not transfer any obligations hereunder without Holder’s prior written consent, which may be withheld in Holder’s sole and absolute discretion. With the prior written consent of Issuer, which shall not be unreasonably withheld, conditioned, or delayed, Holder may sell, assign, transfer or otherwise dispose of all or any portion of its interest in this Note (including Holder’s rights, title, interests, remedies, powers and duties hereunder). Upon any transfer of this Note (or part thereof), Issuer shall upon physical receipt of this Note, issue a new Note of like tenor to each of Holder (if only a transfer of part of this Note) and the transferee in the amounts requested by the Holder (subject to payment by Holder or transferee of any applicable transfer taxes).

11. Further Assurances. Issuer agrees to execute and deliver such further documents and to do such other acts as Holder may request in order to effect or carry out the terms of this Note and the due performance of Issuer’s obligations hereunder.

12. Warranties and Representations. Issuer warrants and represents to Holder that:

(a) Issuer has the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to issue to Holder this Note;

(b) Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota;

(c) the issue of this Note and the performance of and compliance with the terms hereof, does not conflict with or result in the breach of or the acceleration of any indebtedness under, any terms, provisions or conditions of, or constitute default under the constitution of Issuer or any agreement or arrangement to which it or any of its affiliates is a party or is bound or any judgment, decree, order, rule or regulation of any court or administrative body by which Issuer or any of its affiliates is bound, or, of any statute or regulation applicable to the Issuer.

13. Miscellaneous.

(a) Time is of the essence with respect to this Note.

(b) Issuer hereby waives presentment, demand, protest, and notice of dishonor and protest. No waiver of any right or remedy of the Holder under this Note shall be valid unless in writing executed by the Holder and any such waiver shall be effective only in the specific instance and for the specific purpose given. All rights and remedies of the Holder of this Note shall be cumulative and may be exercised singly, concurrently, or successively.

(c) Unless otherwise provided herein, any notice required or permitted to be given hereunder shall be given (i) by Issuer to the Holder at London Mining Plc, 39 Sloan Street, London United Kingdom SW1X 9LP, or such other address Holder identifies to Issuer in writing or (ii) by Holder to the Issuer at Wits Basin Precious Minerals Inc., 900 IDS Center, 80 South 8th Street, Minneapolis, MN 55402-8773, or such other address Issuer identifies to Holder in writing.

(d) Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

(e) This Note shall constitute the final expression of the agreement between Issuer and Holder concerning the Indebtedness and the matters set forth herein and may not be contradicted by evidence of any prior or contemporaneous oral agreements or understandings between Issuer and Holder. Neither this Note nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

[The remainder of this page is intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, Issuer has executed and delivered this Note as of the date first stated above.

ISSUER:

WITS BASIN PRECIOUS MINERALS INC.

By:	/s/ Mark D. Dacko
Name:	Mark D. Dacko
Title:	CFO

Signature Page—Convertible Promissory Note